Exhibit 99

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069

Contacts:
Tony Diaz	Clarkson Hine	James Murgatroyd/Morgan Bone
Fortune Brands	Fortune Brands	Finsbury
(investor relations)	(media relations)	(U.K. media relations)
847-484-4410	847-484-4415	44 (0)20 7251 3801

FORTUNE BRANDS CLOSES MAJOR SPIRITS & WINE TRANSACTION

•	Strengthens Portfolio with Major Brands Including Sauza, Courvoisier, Canadian Club and Clos du Bois

•	Enhances International Strength with Key National Brands and Distribution Operations in Priority Markets

•	Creates #4 Spirits Company in the World with Excellent Growth Prospects

•	Highly Accretive to Fortune Brands’ Earnings

Lincolnshire, IL, July 26, 2005 – Fortune Brands, Inc. (NYSE: FO) today completed the transaction for the acquisition of more than 20 spirits and wine brands that will elevate the level of its portfolio, expand its international strength and make it a new global leader in premium spirits and wine. The brands and related assets are being acquired from Pernod Ricard following Pernod Ricard’s acquisition of Allied Domecq completed earlier today.

Fortune Brands is acquiring some of the premier growth brands in the world, including Sauza tequila, Courvoisier cognac, Canadian Club whisky, Laphroaig single-malt Scotch and Clos du Bois wines. The company is also acquiring leading national brands in the U.K., Spain and Germany, Allied Domecq’s distribution operations in those markets and for California wine, Pernod Ricard’s Larios brand, and production facilities related to the brands.

The new brands will more than double revenue for the company’s spirits and wine business and place it among the top four spirits companies in the world. The company will also be among the top five companies in super-premium U.S. wines. While there will be a transitional period not to exceed six months during which the assets will be transferred to Fortune Brands, the company will manage the brands and assets – and receive the profits and cash flows – as of the closing.

“This is a transformational acquisition for our spirits and wine business that creates significant value for our shareholders,” said Fortune Brands chairman and CEO Norm Wesley. “With a broader, stronger portfolio and expanded international strength, our spirits and wine business will be a new global leader in premium spirits and wine with excellent prospects to accelerate growth.”

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Fortune Brands Closes Major Spirits & Wine Transaction, Page 2

Fortune Brands paid approximately 2.8 billion British pounds (approximately $5.0 billion U.S. dollars) at closing for the brands, related production facilities and the key distribution assets.

Among the premium global growth brands and leading national brands included in the acquisition are:

•	Sauza, the fast-growing #2 tequila in the world

•	Courvoisier, one of the world’s leading cognacs

•	Canadian Club, the #2 Canadian whisky in the world

•	Clos du Bois, the #2 U.S. super-premium wine brand, and other super-premium Sonoma and Napa wine brands

•	Laphroaig, the #1 Islay malt whisky in the world

•	Teacher’s, the #3 Scotch whisky in the U.K.

•	Cockburn’s, the #1 port brand in the U.K.

•	Harveys, a leading brand of sherries in the U.K.

•	Larios, the #1 gin brand in Spain and #5 in the world

•	DYC, the #3 whisky brand in Spain

•	Fundador, Spain’s #1 export brandy

•	Centenario, the #1 brandy in Spain

•	Kuemmerling, the #3 bitters brand in Germany.

Fortune Brands’ agreement with Pernod Ricard also includes the purchase of the Maker’s Mark bourbon brand, which remains subject to regulatory clearance in the United States. While the U.S. Federal Trade Commission conducts its review, Maker’s Mark will be owned and managed by Pernod Ricard and Pernod Ricard will receive the earnings on the brand. Fortune Brands will be compensated with interest payments pending transfer of the brand.

Taking Spirits & Wine Business to a New Level

Sauza, Courvoisier, Canadian Club, Teacher’s, DYC and Larios are all among the top 100 premium spirits brands in the world by case volume. The acquired brands build on a portfolio that already includes growing brands such as Jim Beam, the world’s #1 bourbon; DeKuyper, the #1 line of cordials in the U.S; Knob Creek, the world’s #1 small batch bourbon; Starbucks™ Coffee Liqueur; and the acclaimed Geyser Peak and Wild Horse California wine brands.

As a result of the acquisition, Fortune Brands’ spirits and wine business will be:

•	the fourth largest spirits company in the world, up from #7

•	home to nine of the world’s top 100 premium spirits brands, up from three

•	the fifth largest company in super-premium U.S. wines

•	more than doubling its spirits and wine revenues

•	nearly doubling its spirits and wine case volumes

•	increasing the percentage of its case volumes sold in international markets from approximately 25% to 45%.

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Fortune Brands Closes Major Spirits & Wine Transaction, Page 3

“Adding these great brands and assets takes Jim Beam Brands to a new level,” said Tom Flocco, president of Jim Beam Brands Worldwide, Fortune Brands’ spirits and wine business.

“Our strategy for Jim Beam Brands going forward is simple. We’ll invest in the continued growth of our leading spirits and wine brands with a strong emphasis on marketing. We’ll leverage our broader, stronger portfolio to support brand growth. And we’ll capitalize on new international growth opportunities. To achieve our goals, we’ll rely on a powerful combination of talent from both Jim Beam Brands and Allied Domecq. We’re excited to welcome to our family the teams of people who have helped build these brands into global and national leaders.

“The great global growth brands will build on the strong foundation we’ve established at Jim Beam Brands. Tequila is a fast-growing category and Sauza is one of the spirits industry’s hottest brands – it’ll be our second largest spirits brand. Courvoisier is an exciting growth brand that gives us an excellent position in cognac. Courvoisier is the category leader in the U.K. and it’s #3 in the United States. As the world’s #2 Canadian whisky, Canadian Club is a premier global growth brand. Laphroaig is one of the world’s fastest-growing super-premium single-malt Scotch brands. We’re looking forward to adding the fast-growing Maker’s Mark brand following clearance from the FTC. And we’ll become a major player in super-premium U.S. wines by adding several wineries including Clos du Bois, the #2 super-premium U.S. wine brand.”

Strengthening Global Distribution

“The U.K., Spain and Germany are among the world’s most important spirits markets, and the combination of the global brands, leading national brands and our current brands like Jim Beam will give us added scale and a more attractive portfolio that will improve our growth prospects in each market,” Flocco added.

“We expect this acquisition to significantly strengthen our distribution around the world. In the U.S., our Future Brands distribution joint venture already drives the second highest case volume, and the addition of these brands will enhance the portfolio and create efficiencies of scale. In international markets, we’re working with Maxxium and our partners in non-Maxxium markets to capitalize on the growth opportunities and efficiencies this acquisition offers,” said Flocco.

Creating Value for Shareholders

“Spirits and wine is a profitable industry with excellent growth prospects, and we’ll be well positioned to accelerate our growth in this business over the long term,” said Wesley. “We believe the combination of profitable growth and cash-flow generation will deliver significant value for shareholders. Our returns are well in excess of our cost of capital, and we see this acquisition adding 25-35 cents to our diluted earnings per share in 2006. We expect to continue generating strong free cash flow, and our priority for the use of our free cash over the near term will be to pay down the debt we incur in this transaction.”

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www.fortunebrands.com

Fortune Brands Closes Major Spirits & Wine Transaction, Page 4

Fortune Brands was advised on the transaction by Credit Suisse First Boston as financial advisor and Herbert Smith LLP as legal advisor.

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About Fortune Brands

Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Jim Beam Brands Worldwide, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Knob Creek bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ Coffee Liqueur, Laphroaig single malt Scotch, Vox vodka and Clos du Bois and Geyser Peak wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update them. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, changes in commodity costs, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brands, increases in health care costs, the completion of the office products business spin-off and the spirits and wine acquisition, challenges in the integration of acquisitions and joint ventures, including the spirits and wine acquisition, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

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Acquisition Facts

	Jim Beam Brands	Acquired brands	Combined
2004 net sales	$1.2 billion	$1.3 billion	$2.5 billion
% US/International sales (est.)	75%/25%	45%/55%	60%/40%
Worldwide case volume	19 million	18 million	37 million
Worldwide spirits industry rank	#7	—	#4
Top 100 premium spirits brands	3	6	9

Acquired Brands

Sauza tequila

Canadian Club whisky

Courvoisier cognac

Maker’s Mark bourbon (subject to regulatory approval)

Laphroaig Scotch whisky

Teacher’s Scotch whisky

Cockburn’s port

Harveys sherry

Larios gin

DYC whisky

Fundador brandy

Centenario brandy

Kuemmerling bitters

Jacobi brandy

Clos du Bois wine

Buena Visa wine

William Hill wine

Gary Farrell wine

J. Garcia wine

Jake’s Fault wine

Haywood Estate wine

Atlas Peak wine

The figures presented are approximate, in particular as a result of:

(a)	different sales periods (Allied Domecq sales data is for the year ended 31 August 2004; Jim Beam Brands sales data is for the year ended 31 December 2004).

(b)	currency conversions from Euros and pounds sterling into US dollars calculated at current exchange rates.